EXHIBIT 2

For Immediate Release	2 October 2013

WPP PLC (“WPP”)

Notification of Third Quarter Trading Statement

WPP will announce its Third Quarter Trading Statement for the nine months ended 30 September 2013 on Thursday, 24th October 2013.

Contact:

Feona McEwan, WPP	+ 44(0) 207 408 2204